PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
(TO PROSPECTUS, DATED JUNE 30, 2004)            Registration No. 333-116770




                        RIVERSIDE FOREST PRODUCTS LIMITED
                    Exchange Offer for US$150,000,000 of its
                          7 7/8% Senior Notes due 2014



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     This prospectus supplement amends the terms of the exchange offer contained in the prospectus, dated June 30, 2004. If the information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supercede the information in the prospectus.


     The expiration date of the exchange offer is extended to 5:00 p.m., New York time, on August 4, 2004 unless further extended. All references to the expiration date of the exchange offer contained in the prospectus are hereby amended accordingly. All other terms of the exchange offer remain in effect as set forth in the prospectus. As of 4:30 p.m., New York time, on July 30, 2004, Riverside Forest Products Limited had received tenders pursuant to the exchange offer for approximately US$149 million of its 7 7/8% Senior Notes due 2014.




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             The date of this prospectus supplement is July 30, 2004

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